News Release

For Immediate Release	Contact:	Bob Lougee (800) 611-8488

Thursday, December 30, 2010		bob.lougee@usamobility.com

USA Mobility Extends Share Repurchase Program

Springfield, VA (December 30, 2010) — USA Mobility, Inc. (Nasdaq: USMO), a leading provider of wireless messaging and communications services, today announced its Board of Directors has approved a fourth extension of the Company’s share repurchase program from December 31, 2010 to December 30, 2011. In addition, the Board reset the amount available for purchase under the plan from $16.1 million to $25 million as of January 3, 2011.

The Company commenced the share repurchase plan in August 2008 to buy back up to $50 million of USA Mobility common stock over a 12-month period. In March 2009 the Board approved an initial supplement to the plan, resetting the amount available for purchase to $25 million, and extending the purchase period. The Board approved a second extension in November 2009 and a third extension in March 2010, at which time it again reset the amount available for purchase to $25 million. Since the program’s inception, the Company has repurchased 5,556,331 shares for approximately $51.7 million.

Vincent D. Kelly, president and chief executive officer, said, “Extending the share repurchase program is consistent with our ongoing commitment to return capital to stockholders while maintaining a strong balance sheet.”

About USA Mobility
USA Mobility, Inc., headquartered in Springfield, Virginia, is a comprehensive provider of reliable and affordable wireless communications solutions to the healthcare, government, large enterprise and emergency response sectors. As a single-source provider, USA Mobility‘s focus is on the business-to-business marketplace and supplying wireless connectivity solutions to organizations nationwide. The Company operates the largest one-way paging and advanced two-way paging networks in the United States. In addition, USA Mobility offers mobile voice and data services through Sprint Nextel and T-Mobile, including BlackBerry® smartphones and GPS location applications. The Company’s product offerings include customized wireless connectivity systems for the healthcare, government and other campus environments.  USA Mobility also offers M2M (machine-to-machine) telemetry solutions for numerous applications that include asset tracking, utility meter reading and other remote device monitoring applications on a national scale.  For further information visit www.usamobility.com.

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